Exhibit 99.1

Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman, President and Chief Executive Officer (408) 737-7600

MAXIM REPORTS REVENUES AND EARNINGS
FOR THE THIRD QUARTER OF FISCAL 2003
AND DOUBLES QUARTERLY DIVIDEND

     SUNNYVALE, CA–April 29, 2003–Maxim Integrated Products, Inc., (MXIM) reported net revenues of $286.2 million for its fiscal third quarter ending March 29, 2003, a 10.7% increase over the $258.5 million reported for the third quarter of fiscal 2002 and unchanged from reported revenues for the second quarter of fiscal 2003. Net income for the quarter was $77.6 million, a 16.3% increase over the $66.7 million reported last year and a 0.7% increase over the $77.1 million reported for the previous quarter. Diluted earnings per share (which measure the cost of employee stock options and include the Company's average outstanding common stock for the quarter, or 322.9 million shares, increased by 19.0 million shares using the Treasury Stock Method) were $0.23 for the third quarter, a 21.1% increase over the $0.19 reported for the same period a year ago and unchanged from reported second quarter fiscal 2003 results.

     During the quarter, cash and short-term investments increased $111.0 million after the Company repurchased 650,000 shares of its common stock for $20.0 million, paid dividends of $6.5 million, and acquired a total of $8.6 million of capital equipment. Inventories decreased $4.2 million during the quarter to $123.8 million.

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     Gross margin for the third quarter increased to 69.9%, after increasing inventory reserves $3.1 million, compared to 69.7% reported for the second quarter. Third quarter operating expenses of $87.9 million decreased from the second quarter’s level of $88.4 million.

     Third quarter bookings were approximately $308 million, a 14% increase over the second quarter’s level of $271 million. Turns orders received during the third quarter were $165 million, a 19% increase over the $139 million received in the prior quarter (turns orders are customer orders that are for delivery within the same quarter and may result in revenue within the same quarter if the Company has available inventory that matches those orders). This is the highest level of turns orders that the Company has received since the first quarter of its 2001 fiscal year. Order cancellations were $4.6 million, a decrease of 41% from the prior quarter. Bookings increased over the second quarter’s level in all major geographic regions except Japan, where bookings were down 5% sequentially. Twelve of the Company’s 14 business units had improved bookings in the third quarter. Eleven of those 14 business units had a bookings increase of at least 10% over the previous quarter.

     Third quarter ending backlog shippable within the next 12 months was approximately $219 million, including $196 million requested for shipment in the fourth quarter of fiscal 2003. Second quarter ending backlog shippable within the next 12 months was approximately $201 million, including $177 million requested for shipment in the third quarter of fiscal 2003.

     Jack Gifford, Chairman, President, and Chief Executive Officer, commented on the quarter: “We were encouraged to see the increase in orders this quarter, particularly the improvement in bookings by Dallas Semiconductor. Orders improved not only for our power management and communications products, but also for our standard products that have very broad-based markets and applications. The continued increase in turns orders in the third quarter may indicate that our customers are getting increased demand for their products quarter over quarter. We see no signs of inventory build-up either at our distributors or at

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our end customers and believe that the current shipping level is close to or slightly below the current consumption level for our products.”

     Mr. Gifford continued: “Based on the Company’s profitability, strong cash position, and business outlook, the Company’s Board of Directors has increased this quarter’s dividend from $0.02 per share to $0.04 per share. Payment will be made on May 30, 2003 to stockholders of record on May 12, 2003.”

     Mr. Gifford concluded: “Maxim is opposed to expensing employee stock options, as we believe that this concept is bad accounting. We believe that the Treasury Stock Method both rigorously and accurately defines the cost and resulting dilutive effect of stock options on reported earnings. We fear that requiring U.S. corporations to expense stock options could seriously damage our country’s leadership position in technology innovation and our ability to effectively compete with other countries. Our nation’s technology leadership over the past 15 years has caused some to forget the economic effect during the 1970s of our country’s losing our technology leadership to Japan. Entrepreneurial individuals and companies, given incentive by stock options, reversed this situation. This impact on the U.S. economy and its people in the 1970s has been too easily forgotten. The potential damaging long-term effect on our nation’s economy and lifestyle resulting from the forced expensing of stock options should be taken very seriously.”

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     Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include the Company’s expectations regarding future inventory levels at the Company, at our distributors and at our end customers, demand for the Company’s products and the products of our customers, visibility at the Company’s customers as to future demand for their products, the Company’s profitability and business outlook, and that the Company’s current shipping level is close to or slightly below the current consumption level of the Company’s products, and the Company’s statements

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regarding the effect of requiring U.S. corporations to expense stock options. Actual results could differ materially from those forecasted based upon, among other things, the Company’s incorrectly assessing customer end-user demand, order cancellation levels, inventory levels, consumption levels for the Company’s products and general market conditions; market developments that could adversely affect the growth of the mixed-signal analog market, such as further declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market; the Company’s incorrectly assessing the effect of requiring U.S. corporations to expense stock options; and the Company’s being unable to sustain its successes in the markets its products are introduced in, as well as other risks described in the Company’s Form 10K for the fiscal year ended June 29, 2002.

     All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

     Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Consolidated Balance Sheets

(In thousands)		3/29/03	6/29/02
		(unaudited)	(audited)

Assets	Current assets:
	Cash and cash equivalents	$235,033	$173,807
	Short-term investments	821,687	591,694

	Total cash, cash equivalents and short-term investments	1,056,720	765,501

	Accounts receivable, net	123,864	129,812
	Inventories	123,752	139,206
	Deferred tax assets and other current assets	189,953	201,145

	Total current assets	1,494,289	1,235,664

	Property, plant and equipment, at cost	1,479,654	1,432,184
	Less accumulated depreciation	(723,605)	(686,023)

	Net property, plant and equipment	756,049	746,161
	Other assets	33,595	28,987

	Total assets	$2,283,933	$2,010,812

Liabilities and	Current liabilities:
Stockholders'	Accounts payable	$37,768	$45,284
Equity	Accrued expenses	137,472	145,927
	Deferred income on shipments to distributors	21,729	27,183
	Income taxes payable	18,348	10,633

	Total current liabilities	215,317	229,027

	Deferred tax liabilities	73,720	36,634
	Other liabilities	4,000	4,000

	Total liabilities	293,037	269,661

	Stockholders’ equity:
	Common stock	103,365	55,255
	Retained earnings	1,887,758	1,686,816
	Accumulated other comprehensive loss	(227)	(920)

	Total stockholders’ equity	1,990,896	1,741,151

	Total liabilities and stockholders’ equity	$2,283,933	$2,010,812

Consolidated Statements of Income

(In thousands	Three Months Ending		Nine Months Ending
except per share data)	3/29/03	3/30/02	3/29/03	3/30/02
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenues	$286,232	$258,481	$858,190	$745,015
Cost of goods sold	86,146	76,989	259,810	222,795

Gross margin	200,086	181,492	598,380	522,220
	69.9%	70.2%	69.7%	70.1%

Operating expenses:
Research and development	66,805	68,974	205,112	203,515
Selling, general and administrative	21,065	21,951	64,606	69,899

Operating income	112,216	90,567	328,662	248,806
	39.2%	35.0%	38.3%	33.4%
Interest income, net	3,611	9,026	11,424	35,634

Income before provision for income taxes	115,827	99,593	340,086	284,440
Provision for income taxes	38,223	32,866	112,228	93,865

Net income	$77,604	$66,727	$227,858	$190,575

Basic earnings per share	$0.24	$0.20	$0.71	$0.58

Shares used in the calculation of basic earnings per share	322,905	326,228	321,201	326,945

Diluted earnings per share	$0.23	$0.19	$0.67	$0.53

Shares used in the calculation of diluted earnings per share	341,863	358,598	340,044	357,965

Dividends declared per share	$0.02	$—	$0.04	$—

Maxim Integrated Products, Incorporated
Company Profile

NASDAQ Symbol: MXIM	•	Founded 1983	•	Public since: February 29, 1988

OPERATIONS
Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086
U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX; Beaverton, OR; Horsham, PA
Foreign Offices:	Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea; Hong Kong; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland; Viborg, Denmark; Helsinki, Finland

PRODUCTS
Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•	Maxim serves approximately 35,000 customers worldwide.

•	Maxim has developed more products than any other analog company in the past 18 years.

•	Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.

•	67% international sales for Q3 FY03.

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY1999	FY2000	FY2001	FY2002	Q3 FY2003

Net Revenues	$1,002,849	$1,376,085	$1,576,613	$1,025,104	$286,232
Net Income	$265,281	$373,083	$334,939	$259,183	$77,604
Shares	344,360	359,548	361,620	355,821	341,863
Diluted EPS	$0.77	$1.04	$0.93	$0.73	$0.23
Cash and Short-Term Investments	$710,074	$896,936	$1,220,352	$765,501	$1,056,720
Total Assets	$1,603,122	$2,087,438	$2,430,531	$2,010,812	$2,283,933
Stockholders’ Equity	$1,369,449	$1,719,939	$2,101,154	$1,741,151	$1,990,896
ROE	22.1%	24.2%	17.5%	13.5%	16.0%
Market Cap	$11,026,352	$25,276,091	$14,535,766	$13,391,992	$12,956,601

RESEARCH COVERAGE

A.G. Edwards, Brett Miller (314) 955-2620
CIBC, Richard Schafer, (720) 554-1119 and
     Daniel Gelbtuch (212) 667-8108
Credit Suisse First Boston, Michael Masdea (415) 836-7779
Deutsche Banc Alex Brown, Ross Seymore (212) 469-8463
Fulcrum Global Partners, Clark Fuhs (415) 248-2549
Investec, Bobby Burleson (212) 898-7716
JMP Securities, Krishna Shankar (415) 835-8971
Lehman Brothers, Joseph To (415) 274-5242

Merrill Lynch, Joseph Osha (415) 676-3510
Midwest Research, Woody Calleri (216) 592-1902
Morgan Stanley, Louis Gerhardy (415) 576-2391
Pacific Growth Equities, Jim Liang (415) 274-6889
Salomon Smith Barney, Clark Westmont (415) 951-1886
SoundView Financial Group, Scott Randall (203) 462-7246
U.S. Bancorp Piper Jaffray, Tore Svanberg (650) 838-1411
Wedbush Morgan Securities, David Wu (213) 688-4547
William Blair & Company LLC, Jeff Rosenberg (312) 364-8342